UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 29, 2010

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-53894	27-0455607
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

3801 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 739-2722

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On June 29, 2010, the board of directors of Tropicana Las Vegas Hotel and Casino, Inc. appointed Thomas J. McCartney to the position of Chief Operating Officer of our operating subsidiary, Tropicana Las Vegas, Inc. (the “Company”), to serve as our chief operating officer.  Mr. McCartney’s term of office shall be until his resignation, his removal or the appointment of his successor(s).  The Company had previously appointed Mr. McCartney to the position of President of the Company on December 14, 2009.  Mr. McCartney will hold both offices of President and Chief Operating Officer of the Company.

Mr. McCartney’s offer letter from the Company governs his employment as its President and Chief Operating Officer.  Pursuant to the offer letter, Mr. McCartney receives a base salary of $400,000 per year and is entitled to receive a signing bonus of $100,000 payable after successful completion of one year of employment, or earlier in the discretion of the compensation committee of our board of directors, and a discretionary annual incentive bonus. Under the terms of the offer letter, Mr. McCartney is eligible for our health insurance benefits as well as the ability to begin contributing to our 401(k) plan.

Prior to joining the Company, Mr. McCartney served: (i) as president and chief executive officer of Planet Hollywood Resort and Casino, in Las Vegas, Nevada, from January 2009 until December 2009; and (ii) in various leadership roles at MGM Resorts International, a hospitality and gaming company, from 1996 until January 2009, most recently as an executive vice president of Luxor Hotel and Casino in Las Vegas, Nevada from March 2004 until January 2009.  From 1990 until 1996, Mr. McCartney was the associate vice president of hotel operations at Caesars Atlantic City, a hotel and casino owned by Harrah’s Entertainment, Inc., a hospitality and gaming company.  Mr. McCartney received an associate degree in Hotel Management from Teikyo Post University in Waterbury Connecticut.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tropicana Las Vegas Hotel and Casino, Inc.

Date: July 6, 2010	By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	Vice President, General Counsel and Corporate Secretary